Exhibit 99

Rocky Brands, Inc. Announces Fourth Quarter and Full Year 2024 Results

Fourth Quarter Sales Increased 1.7% to $128.1 Million

Fourth Quarter Gross Margin Increased 120 Basis Points to 41.5%

2024 Year-End Total Debt Decreased 25.7%

Board of Directors Authorizes New Share Repurchase Program

NELSONVILLE, Ohio, February 25, 2025 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2024.

Fourth Quarter 2024 Overview

●	Net sales increased 1.7% to $128.1 million versus the year-ago quarter
●	Gross margin increased 120 basis points to 41.5% of net sales compared to 40.3% of net sales in the year-ago quarter
●	Income from operations was $8.5 million including a $4.0 million trademark impairment charge compared to $14.7 million in the year-ago quarter
●	Net income, inclusive of the trademark impairment charge, was $4.8 million $0.64 per diluted share, compared to $6.7 million, or $0.91 in the year-ago quarter
●	Adjusted net income increased 22.7% to $8.9 million, or $1.19 per diluted share, compared to $7.3 million, or $0.98 per diluted share in the year-ago quarter

Full Year 2024 Overview

●	Net sales decreased 1.7% to $453.8 million versus the prior year
●	Gross margin increased 70 basis points to 39.4% of net sales compared to 38.7% of net sales in the prior year
●	Income from operations was $31.1 million compared to $35.4 million in the year-ago period
●	Net income was $11.4 million, or $1.52 per diluted share compared to $10.4 million, or $1.41 in the year-ago period
●	Adjusted net income was $19.0 million, or $2.54 per diluted share compared to $14.3 million, or $1.93 per diluted share in the year-ago period
●	Total debt on December 31, 2024 decreased $44.4 million or 25.7% to $128.7 million year-over-year

“Our sales trends accelerated as the holiday season progressed led by strong consumer demand for our Durango and XTRATUF brands, with particular strength in our direct to consumer channel which fueled our highest ever sales quarter for our Retail reporting segment.” said Jason Brooks, Chairman, President and Chief Executive Officer. “We are pleased with our finish to the year, which included recurring Wholesale sales returning to growth and retail sales increasing over 15% for the fourth quarter. Increased marketing helped fuel our top-line performance as we brought spending back in-line with historical levels after under investing in demand creation in the year ago period. Our fourth quarter momentum has carried into early 2025, providing us with a good start to the year. While the macroeconomic environment remains uncertain, we are cautiously optimistic about our near-term prospects and confident that the substantial reduction in our debt provides us with the financial flexibility to invest in growth and deliver enhanced earnings and greater value for our shareholders.”

Fourth Quarter Review

Fourth quarter net sales increased 1.7% to $128.1 million compared with $126.0 million in the fourth quarter of 2023, or 8.8% after excluding certain non-recurring sales in the fourth quarter of 2023 following the change to a distributor model in Canada and temporarily elevated commercial military footwear sales to a single customer. Wholesale segment sales for the fourth quarter decreased 5.2% to $81.3 million compared to $85.8 million for the same period in 2023. Excluding the aforementioned non-recurring sales in the fourth quarter of 2023, Wholesale segment sales increased 4.5% compared to the year-ago period. Retail segment sales for the fourth quarter increased 15.3% to $43.6 million compared to $37.8 million for the same period last year. Excluding the aforementioned non-recurring sales in the fourth quarter of 2023 relating to the change to a distributor model in Canada, Retail net sales increased 16.3% compared to the year-ago period. Contract Manufacturing segment sales increased 39.1% to $3.2 million compared to $2.3 million in the fourth quarter of 2023. The increase in Contract Manufacturing sales was due to a new contract with the U.S. Military that was awarded in late 2023.

Gross margin in the fourth quarter of 2024 was $53.2 million, or 41.5% of net sales, compared to $50.7 million, or 40.3% of net sales, for the same period last year. The 120-basis point increase in gross margin was attributable to an increase in Wholesale gross margin as well as a higher mix of Retail segment sales, which carry higher gross margins than the Wholesale and Contract Manufacturing segments.

Operating expenses were $44.7 million, or 34.9% of net sales, for the fourth quarter of 2024 compared to $36.0 million, or 28.6% of net sales, for the same period a year ago. Excluding $4.7 million of expense related to trademark impairment and acquisition-related amortization costs in the fourth quarter of 2024 and $0.8 million of acquisition-related amortization costs and costs related to the closure of a manufacturing facility in the fourth quarter of 2023, adjusted operating expenses were $40.0 million and $35.2 million for the fourth quarter of 2024 and 2023, respectively. The increase in operating expenses was driven by higher logistics costs associated with the increase in Retail sales, as well as higher marketing spend, incentive compensation and other discretionary spending due to the pullback in spending in the year ago period. As a percentage of net sales, adjusted operating expenses were 31.2% in the fourth quarter 2024 compared with 27.9% in the year ago period.

The Company completed its annual impairment testing of goodwill and other indefinite-lived intangible assets. As a result of the testing, the Company incurred a total non-cash charge of $4.0 million related to the impairment of trademarks for The Original Muck Boot Company® brand.

Income from operations for the fourth quarter of 2024 was $8.5 million, or 6.6% of net sales, compared to $14.7 million, or 11.7% of net sales for the same period a year ago. Adjusted income from operations for the fourth quarter of 2024 was $13.2 million, or 10.3% of net sales, compared to adjusted income from operations of $15.5 million, or 12.3% of net sales, for the same period a year ago.

Interest expense for the fourth quarter of 2024 was $3.0 million compared with $5.3 million a year ago. The decrease compared to the year-ago period was driven by lower interest rates as a result of the debt refinancing completed in April 2024 as well as lower debt levels.

The Company reported fourth quarter 2024 net income of $4.8 million, or $0.64 per diluted share, compared to net income of $6.7 million, or $0.91 per diluted share, in the fourth quarter of 2023. Adjusted net income for the fourth quarter of 2024 was $8.9 million, or $1.19 per diluted share, compared to adjusted net income of $7.3 million, or $0.98 per diluted share, in the fourth quarter of 2023.

Full Year Review

Full year 2024 net sales decreased 1.7% to $453.8 million compared with $461.8 million in 2023. The decrease in net sales in 2024 compared to 2023 was attributed to certain non-recurring sales that occurred in 2023 that are not expected on a go-forward basis. These non-recurring sales in 2023 consisted of temporarily elevated commercial military footwear sales to a single customer, sales from Servus branded product prior to its divestiture in March 2023, sales relating to the change to a distributor model in Canada in November 2023, and sales relating to the contract manufacturing of Servus branded products following the divestiture of the Servus brand in March 2023. Excluding these non-recurring sales, net sales increased 5.3% year-over-year. Wholesale segment sales for 2024 decreased 7.0% to $313.3 million compared to $337.0 million in 2023. Excluding the aforementioned non-recurring net sales, Wholesale net sales increased 0.7% year-over-year. Retail segment sales for 2024 increased 8.5% to $126.9 million compared to $117.0 million for the same period last year. Excluding the aforementioned net sales relating to the change to a distributor model in Canada in 2023, Retail net sales increased 10.2% year-over-year. Contract Manufacturing segment sales increased 72.2% to $13.6 million compared to $7.9 million in 2023. Excluding the aforementioned sales relating to the manufacturing of Servus product, Contract Manufacturing sales increased 202.2% year-over-year.

Gross margin in 2024 was $179.0 million, or 39.4% of net sales, compared to $178.6 million, or 38.7% of net sales, for 2023. The 70-basis point improvement in gross margin was driven by a 190-basis point increase in Wholesale gross margin as well as a higher mix of Retail segment sales which carry higher gross margins than the Wholesale and Contract Manufacturing segments.

Operating expenses were $147.9 million, or 32.6% of net sales, for 2024 compared to $143.2 million, or 31.0% of net sales, for 2023. Excluding $6.8 million of expense relating to impairment of trademark and acquisition-related amortization costs in 2024, adjusted operating expenses were $141.2 or 31.1% of net sales in 2024. Excluding $4.8 million of acquisition-related amortization costs, restructuring costs and costs relating to the closure of a manufacturing facility in 2023, adjusted operating expenses were $138.4 million or 30.0% of net sales in 2023.

Income from operations for 2024 was $31.1 million, or 6.9% of net sales, compared to $35.4 million or 7.7% of net sales for 2023. Adjusted income from operations for 2024 was $37.8 million, or 8.3% of net sales, compared to adjusted income from operations of $41.9 million, or 9.0% of net sales a year ago.

Interest expense for 2024 was $17.0 million, inclusive of a $2.6 million one-time term loan extinguishment charge, compared with $21.2 million in 2023. Excluding the one-time term loan extinguishment charge, interest expense for 2024 was $14.4 million. The $6.8 million decrease in interest expense compared to the year-ago period was driven by lower interest rates as a result of the debt refinancing completed in April 2024 as well as lower debt levels.

The effective tax rate for 2024 was 19.0% compared to 26.3% for the full year 2023. The decrease from the year-ago period was driven primarily by a return to provision adjustment resulting from foreign tax credits recognized in the fourth quarter of 2023.

The Company reported 2024 net income of $11.4 million, or $1.52 per diluted share, compared to net income of $10.4 million, or $1.41 per diluted share, in 2023. Adjusted net income for 2024 was $19.0 million, or $2.54 per diluted share, compared to adjusted net income of $14.3 million, or $1.93 per diluted share, in 2023.

Balance Sheet Review

Cash and cash equivalents were $3.7 million on December 31, 2024, compared to $4.5 million on the same date a year ago.

Total debt, net of unamortized debt issuance cost of $2.3 million, on December 31, 2024 was $128.7 million, consisting of $35.1 million term loan and $95.9 million of borrowings under the Company's senior secured asset-backed credit facility. Compared with December 31, 2023, and September 30, 2024, total debt on December 31, 2024, was down 25.7% and 14.4%, respectively.

Inventory on December 31, 2024, was $166.7 million compared to $169.2 million on the same date a year ago. Compared with December 31, 2023, and September 30, 2024, inventories on December 31, 2024, were down 1.5% and 3.0%, respectively.

Share Repurchase Program

The Company is also announcing that its Board of Directors has approved a new share repurchase program of up to $7,500,000 of the Company’s outstanding common stock, no par value per share. This repurchase program replaces the previous repurchase program authorized by the Board of Directors that expired on March 4, 2022.

Repurchases under the Company’s new program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion.

Conference Call Information

The Company's conference call to review fourth quarter 2024 results will be broadcast live over the internet today, Tuesday, February 25, 2025, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the ability of the Company to carry fourth quarter momentum into 2025 (Paragraph 2), the Company's optimism about near term prospects (Paragraph 2), and the Company’s ability to invest in growth and deliver enhanced earnings for greater value for shareholders (Paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 (filed March 15, 2024), and the quarterly reports on Form 10-Q for the quarters ended March 31, 2024 (filed May 9, 2024), June 30, 2024 (filed August 8, 2024) and September 30, 2024 (filed November 12, 2024). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer, Chief Financial Officer, and Treasurer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2024	2023
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$3,719	$4,470
Trade receivables – net	71,983	77,028
Contract receivables	-	927
Other receivables	1,028	1,933
Inventories – net	166,701	169,201
Income tax receivable	-	1,253
Prepaid expenses	3,008	3,361
Total current assets	246,439	258,173
LEASED ASSETS	6,030	7,809
PROPERTY, PLANT & EQUIPMENT – net	49,666	51,976
GOODWILL	47,844	47,844
IDENTIFIED INTANGIBLES – net	105,823	112,618
OTHER ASSETS	1,498	965
TOTAL ASSETS	$457,300	$479,385

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$58,069	$49,840
Contract liabilities	-	927
Current Portion of long-term debt	8,361	2,650
Accrued expenses and other liabilities	23,977	18,112
Total current liabilities	90,407	71,529
LONG-TERM DEBT	120,376	170,480
LONG-TERM TAXES PAYABLE	-	169
LONG-TERM LEASE	3,537	5,461
DEFERRED INCOME TAXES	10,044	7,475
DEFERRED LIABILITIES	712	716
TOTAL LIABILITIES	225,076	255,830
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2024 - 7,454,465; December 31, 2023 - 7,412,480	73,866	71,973
Retained earnings	158,358	151,582
Total shareholders' equity	232,224	223,555
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$457,300	$479,385

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
NET SALES	$128,054	$125,952	$453,772	$461,833
COST OF GOODS SOLD	74,876	75,223	274,762	283,235
GROSS MARGIN	53,178	50,729	179,010	178,598

OPERATING EXPENSES	44,674	35,993	147,944	143,226

INCOME FROM OPERATIONS	8,504	14,736	31,066	35,372

INTEREST EXPENSE AND OTHER – net	(3,043)	(5,276)	(17,008)	(21,218)

INCOME BEFORE INCOME TAX EXPENSE	5,461	9,460	14,058	14,154

INCOME TAX EXPENSE	660	2,748	2,671	3,728

NET INCOME	$4,801	$6,712	$11,387	$10,426

INCOME PER SHARE
Basic	$0.64	$0.91	$1.53	$1.42
Diluted	$0.64	$0.91	$1.52	$1.41

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,454	7,385	7,437	7,363
Diluted	7,489	7,405	7,480	7,381

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

NET SALES
NET SALES, AS REPORTED	$128,054	$125,952	$453,772	$461,833
ADD: RETURNS RELATING TO SUPPLIER DISPUTE	-	-	-	1,542
ADJUSTED NET SALES	$128,054	$125,952	$453,772	$463,375

COST OF GOODS SOLD
COST OF GOODS SOLD, AS REPORTED	$74,876	$75,223	$274,762	$283,235
LESS: SUPPLIER DISPUTE INVENTORY ADJUSTMENT	-	-	-	(181)
ADJUSTED COST OF GOODS SOLD	$74,876	$75,223	$274,762	$283,054

GROSS MARGIN
GROSS MARGIN, AS REPORTED	$53,178	$50,729	$179,010	$178,598
ADJUSTED GROSS MARGIN	$53,178	$50,729	$179,010	$180,321

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$44,674	$35,993	$147,944	$143,226
LESS: IMPAIRMENT OF TRADEMARK	(4,000)	-	(4,000)	-
LESS: ACQUISITION-RELATED AMORTIZATION	(692)	(692)	(2,768)	(2,840)
LESS: CLOSURE OF MANUFACTURING FACILITY	-	(100)	-	(498)
LESS: RESTRUCTURING COSTS	-	-	-	(1,486)
ADJUSTED OPERATING EXPENSES	$39,982	$35,201	$141,176	$138,402

INCOME FROM OPERATIONS, AS REPORTED	$8,504	$14,736	$31,066	$35,372

INCOME FROM OPERATIONS, ADJUSTED	$13,196	$15,528	$37,834	$41,919

INTEREST EXPENSE AND OTHER – net, AS REPORTED	$(3,043)	$(5,276)	$(17,008)	$(21,218)
ADD: TERM LOAN FACILITY EXTINGUISHMENT COSTS	-	-	2,597	-
LESS: GAIN ON SALE OF BUSINESS	-	-	-	(1,341)
ADJUSTED INTEREST EXPENSE AND OTHER – net	(3,043)	(5,276)	(14,411)	(22,559)

NET INCOME
NET INCOME, AS REPORTED	$4,801	$6,712	$11,387	$10,426
TOTAL NON-GAAP ADJUSTMENTS	4,692	792	9,365	5,206
TAX IMPACT OF ADJUSTMENTS	(567)	(230)	(1,779)	(1,371)
ADJUSTED NET INCOME	$8,926	$7,274	$18,973	$14,261

NET INCOME PER SHARE, AS REPORTED
BASIC	$0.64	$0.91	$1.53	$1.42
DILUTED	$0.64	$0.91	$1.52	$1.41

ADJUSTED NET INCOME PER SHARE
BASIC	$1.20	$0.98	$2.55	$1.94
DILUTED	$1.19	$0.98	$2.54	$1.93

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,454	7,385	7,437	7,363
DILUTED	7,489	7,405	7,480	7,381

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "adjusted net sales," "adjusted cost of goods sold," "adjusted gross margin," "adjusted operating expenses," "adjusted operating income" (or "income from operations, adjusted")," "adjusted net income," and "adjusted net income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

	Definition	Usefulness to management and investors
Returns relating to supplier dispute	Returns relating to supplier dispute consist of returns of product produced by a manufacturing supplier.	We excluded these returns for calculating certain non-GAAP measures because these returns are inconsistent in size with our normal course of business and were unique to a resolved dispute with a manufacturing supplier. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate net sales trends.
Supplier dispute inventory adjustment	Supplier dispute inventory adjustment consists of an inventory adjustment to cost of goods sold for product produced by a manufacturing supplier.

We excluded this inventory adjustment to cost of goods sold for calculating certain non-GAAP measures because this adjustment is noncustomary and was unique to a resolved dispute with a manufacturing supplier. This adjustment facilitates a useful evaluation of our current operating performance and comparison to past operating performance and provides investors with additional means to evaluate net cost of goods sold trends.

Impairment of Trademark	Impairment of trademark consists of the impairment of our identified intangible assets, in particular the impairment of the Muck trademarks. Costs related to the impairment of these intangibles are recorded in operating expenses in our GAAP financial statements.	We excluded trademark impairment costs for purposes of calculating certain non-GAAP measures because these charges do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.

Closure of Manufacturing Facility	Closure of manufacturing facility relates to the expenses and overhead incurred associated with closing our Rock Island manufacturing facility.	We excluded costs associated with the closure of our manufacturing facility for purposes of calculating non-GAAP measures because these costs did not reflect our current operating performance. These adjustments facilitated a useful evaluation of our current operating performance and comparison to past operating results and provided investors with additional means to evaluate expense trends.
Restructuring Costs

Restructuring costs represent severance expenses associated with headcount reductions following the integration of the acquired performance and lifestyle footwear business of Honeywell International Inc. in 2022 and the sale of Servus in 2023.

We excluded restructuring costs for purposes of calculating non-GAAP measures because these costs do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operations performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.

Term loan facility extinguishment costs

Term debt extinguishment costs relate to the loss incurred on the extinguishment of debt during the second quarter 2024. The prepayment penalty associated with the early termination of the term debt, as well as the accelerated amortization of deferred financing fees of the term debt, was recorded as expense within Interest Expense and Other - net accompanying unaudited condensed consolidated financial statements.

We excluded these costs for purposes of calculating non-GAAP measures because these costs do not reflect our current operating performance. This adjustment is a one-time cost for refinancing the term debt and is not reoccurring. This adjustment facilitates a useful evaluation of our current operations performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.

Gain on sale of business	Gain on sale of business relates to the sale of the brand Servus. This includes the disposal of non-financial assets and corresponding expenses relating to the sale of the brand along with assets held at our Rock Island manufacturing facility.	We excluded the disposition of non-financial assets and related expenses for purposes of calculating certain non-GAAP measures because the gain does not accurately reflect our current operating performance and comparisons to past operating results and provide investors with additional means to evaluate cost trends.